EXHIBIT 99.1

    Four Oaks Fincorp, Inc. Announces 2004 Fourth Quarter and Annual Results

    FOUR OAKS, N.C.--(BUSINESS WIRE)--Jan. 24, 2005--Four Oaks Fincorp, Inc., (OTCBB:FOFN) the holding company for Four Oaks Bank & Trust Company, today announced fourth quarter and annual results for fiscal year 2004. Net income in the fourth quarter of 2004 was $1,263,000, or $0.37 per share compared to $910,000, or $0.27 per share during the comparable period of 2003, an increase of 39%. Net income for the year ended December 31, 2004 of $4,375,000, or $1.29 per share, increased 50% over 2003 earnings of $2,918,000, or $0.87 per share. Return on average equity and return on average assets for 2004 were 12.45% and 1.16%, respectively. In 2004, the Company increased annual dividends paid to its shareholders to $0.32 per share, compared to $0.29 per share in 2003.
    The Company's net income for 2004 reflected continued improved income and expense trends begun in 2003 as net interest income (increased 23% from 2003 to 2004), non-interest income (increased 11% from 2003 to 2004), and operating expenses (increased only 9% from 2003 to 2004). With prime rates having risen by 25 basis points in each of the months of July, August, September, November and December of 2004, over half of our loan portfolio repriced upward. Our deposit rates have increased as well, but our utilization of wholesale funding sources has kept our cost of funds from rising lock-step with the prime rate increases. Our total interest income increased 15% and our total interest expense decreased 2% from 2003 to 2004. We believe improved pricing strategies, competitive products and services, and cost containment initiatives enhanced our earnings in 2004.
    The Company's balance sheet growth continued in 2004. Total deposits grew 16% in 2004 to $315,307,000. Net loans increased 15% to $308,760,000. Shareholders' equity grew to $37,295,000, representing a 13% increase over 2003. Book value per share at December 31, 2004 was $10.85 compared to $9.83 at December 31, 2003. Shareholders' equity as a percentage of total assets remains high at 9.36%.
    With $398,500,000 in total assets, Four Oaks Fincorp, Inc. through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, and Holly Springs, North Carolina. Our newest offices, a branch in Harrells, North Carolina and a Loan Production Office in Sanford, North Carolina, both opened for business on January 10, 2005.

    CONTACT: Four Oaks Fincorp, Inc.
             Ayden R. Lee, Jr., President and Chief Executive Officer Nancy S. Wise, Senior Vice President and Chief Financial Officer, 919-963-2177